EXIT GAMES GMBH SHARE SALE AND TRANSFER AGREEMENT TaylorWessing Exhibit 10.1

-2- SHARE SALE AND TRANSFER AGREEMENT by and between 1. Firy Inc. (formerly: Skillz Inc.), registered with the register of the Division of Corpora- tions of the State of Delaware under no. 7801471 and with its principal business address at 6625 Badura Avenue, Las Vegas, Nevada 89118, USA, - "Seller" — 2. Exit Games GmbH, registered with the commercial register of the local court (Amtsgericht) of Hamburg under registration number HRB 85991 with its registered ad- dress at Hongkongstraße 7, 20457 Hamburg, Germany, — "Purchaser" — — the Seller and the Purchaser jointly "Parties" and each of them individually "Party" Exit Games GmbH Share Sale and Transfer Agreement

-3- Page CONTENTS Section Contents 3 Annexes 4 Definitions 5 Recitals 6 1. Sale and Transfer 7 2. Purchase Price 8 3. Recission 9 4. Seller's Representations and Warranties 9 5. Remedies 11 6. Purchaser's Representations and Warranties 12 7. Confidentiality 13 8. Miscellaneous 14 Exit Games GmbH Share Sale and Transfer Agreement

ANNEX Annex 4.1(a) Board Approval Seller Exit Games GmbH Share Sale and Transfer Agreement

-5- DEFINITIONS The following definitions apply for the purposes of this notarial deed: Agreement 6 Purchaser 2 Breach 11 Sale Share 6 Business Day(s) 9 Sale Shares 6 Insolvent 10 Seller 2 Interest 7 Shareholders' Agreement 6 Mutual Release and Waiver Agreement ...6 Signing Date 7 Parties 2 Termination Agreement 6 Party 2 Transfer Date 7 Purchase Price 8 VAT 8 Exit Games GmbH Share Sale and Transfer Agreement

-6- RECITALS (A) The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) validly incorporated and existing under the laws of the Federal Republic of Ger- many. (B) The object of the Purchaser is the development, operation and distribution of software and services that connect devices of any kind, by way of a platform allowing customers to build any type of collaboration application or service for any line of business. (C) The Parties are together with other parties a party to that certain "Exit Games GmbH Share Purchase and Investment and Shareholders' Agreement" of the Purchaser dated 13 July 2021, deed of the notary Dr. Johannes Scheller, Hamburg, register of deeds no. 288/2021 SJ ("Shareholders' Agreement"). (D) By this share sale and transfer agreement ("Agreement") (i) the Seller intends to sell and transfer a total of 14,708 shares in the Purchaser with the serial numbers 68,554 through (and including) 71,800 and the serial numbers 128,267 through (and including) 139,727 (jointly "Sale Shares" and each of them a "Sale Share") to the Purchaser and (ii) the Purchaser intends to acquire such Sale Shares subject to the terms as set out herein. (E) The Parties and the other parties to the Shareholders' Agreement have entered as of the date hereof into a notarized mutual release and waiver agreement including the approval of the sale and transfer of the Sale Shares as set out in this Agreement ("Mutual Release and Waiver Agreement"). (F) In addition, the Seller, the Purchaser and Exit Games Inc. have entered as of the date hereof into a notarized agreement regarding the termination of the photon server enter- prise agreement and the cloud enterprise agreement signed in 2021, including related order schedules and data processing agreements ("Termination Agreement"). Referring to and including the above Recitals, the Parties now agree as follows: Exit Games GmbH Share Sale and Transfer Agreement

-7- 1. Sale and Transfer 1.1 In accordance with the terms and subject to the conditions of this Agreement, the Seller hereby sells (verkauft) and — subject to the condition precedent set forth in Section 1.4 — transfers (überträgt) all of its right, title and interest in and to the Sale Shares to the Pur- chaser, free and clear of any Interests other than the Interests established by the Share- holders' Agreement or the articles of association of the Purchaser. For purposes of this Agreement, an "Interest" includes any charge, claim, lien, pledge, security interest, equi- table interest, right of first refusal or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. 1.2 The Purchaser hereby accepts the sale and transfer of the Sale Shares from the Seller. The sale and transfer of the Sale Shares is made with economic effect as of the date hereof (the date of this Agreement "Signing Date"). 1.3 The sale and transfer of the Sale Shares shall include any and all ancillary rights and benefits pertaining to the Sale Shares, including any dividend rights attributable to periods ending on, prior to or after the Transfer Date (as defined below), unless actually distrib- uted before the Signing Date. 1.4 The transfer of the Sale Shares to the Purchaser is subject to the condition precedent (aufschiebende Bedingung) of the receipt of the Purchase Price by the Seller as set forth in Section 2. The date on which such condition precedent is fulfilled shall be the "Transfer Date". Upon the occurrence of the Transfer Date the Seller shall immediately, without further notice, consent or action, cease to be a shareholder of the Purchaser and cease to be a party to the Shareholders' Agreement in accordance with Section 38.1 of the Shareholders' Agreement. 1.5 The Parties are aware that vis-à-vis itself, the Purchaser will only be deemed the owner of the Sale Shares if and when the Purchaser is entered into the shareholders' list (Ge- sellschafterliste) of the Purchaser registered with the commercial register. The Seller herewith grants power of attorney to the Purchaser, for the time period from the Transfer Date until the new shareholders' list has been registered with the commercial register (Handelsregister) showing the Purchaser as new shareholder of the Sale Shares, under release from the restrictions of sec. 181 German Civil Code (BGB), to exercise any and all rights associated with the Sale Shares to the full extent, in particular to participate in shareholders' meetings of the Purchaser, to exercise the voting rights and to adopt share- holders' resolutions of the Purchaser. This power of attorney shall be construed in a broad Exit Games GmbH Share Sale and Transfer Agreement

-8- way in order to achieve its purpose comprehensively. It shall lapse automatically and without a separate revocation once the new shareholders' list has been published in the commercial register showing the Purchaser holding the Sale Shares. 2. Purchase Price 2.1 The total purchase price shall amount to US Dollar 55,000,000 for all Sale Shares (i.e. approximately US Dollar 3,739.46 per Sale Share) ("Purchase Price"). 2.2 The Purchase Price shall be paid in cash by bank transfer, subject to Sections 2.3 through 2.5, to the following bank account of the Seller Account holder: Account number: Swift Code: Reference: 2.3 2.4 2.5 2.6 2.7 The transfer of the Sale Shares and payment in full of the Purchase Price shall take place as a single, simultaneous exchange of performance on the Transfer Date. The payment of the Purchase Price shall be due on the Signing Date. All payments under or in connection with this Agreement shall be made by irrevocable wire transfer of immediately available US Dollar-denominated funds, without any deduc tions, withholdings, or fees (including bank fees), as provided for in Sections 2.2 through 2.4. The Parties assume that the sale of the Sale Shares is not subject to German value added tax pursuant to the German VAT Act (Umsatzsteuergesetz - UStG) ("VAT"). The Seller undertakes not to opt for VAT with respect to the Sale Shares held by the Seller pursuant to section 9 German VAT Act (Umsatzsteuergesetz- UStG). The Seller shall without undue delay confirm to the acting notary at least in text form (e.g., by e-mail) to be sent by Andrew Dahlinghaus ([***]) or by Alex Walsh ([***]) the receipt of the Purchase Price and, therefore, confirm the transfer of the Sale Shares. If the Seller does not provide such confirmation to the acting notary within three (3) Business Days after payment of the Purchase Price, such confirmation may be replaced by any proof issued by the bank of the Purchaser that the wire transfer Exit Games GmbH Share Sale and Transfer Agreement [***] [***] [***] [***]

-9— of the Purchase Price to the Seller has been effected. "Business Day(s)" shall mean days on which banks in Hamburg, Germany, and New York, NY, USA, are open for non- automated business. 2.8 The Seller and the Purchaser hereby instruct the acting notary to notify the commercial register (Handelsregister) of the transfer of the Sale Shares pursuant to section 40 para. 2 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung - GmbHG) and to submit to the commercial register (Han- delsregister) a revised shareholders' list (Gesellschafterliste) after the acting notary has received the confirmation from the Seller and/or the confirmation from the Purchaser, as the case may be, pursuant to Section 2.7. 3. Recission If the Purchase Price has not been paid in full in accordance with Section 2 within five (5) Business Days of the Signing Date, the Seller may rescind (zurücktreten) this Agreement by giving written notice to the Purchaser. In case of a recission by the Seller, this Agree- ment shall terminate and cease to be of effect immediately, save only for the provisions of Sections 7 and 8 which shall continue in full force and effect. 4. Seller's Representations and Warranties 4.1 The Seller hereby represents and warrants to the Purchaser regardless of fault or negli- gence with respect to the Sale Shares sold and transferred by it by way of an independent guarantee pursuant to section 311 German Civil Code (selbstständiges Garantiever- sprechen gemäß § 311 Bürgerliches Gesetzbuch — BGB) that the following statements are true and correct as of the Signing Date and will be true and correct as of the Transfer Date. (a) With regard to the Sale Shares the Seller has full power and authority to enter into and perform this Agreement and to consummate the transactions contem- plated hereby. This Agreement constitutes valid and binding obligations of the Seller in accordance with the terms herein. The Seller has obtained all required internal and external approvals regarding the sale and transfer of the Sale Shares, including, without limitation, the approval of its board (which is attached hereto as Annex 4.1(a)) and the approval of its creditors. Exit Games GmbH Share Sale and Transfer Agreement

-10— (b) The Seller is the sole and unrestricted legal and beneficial owner of the Sale Shares and there are no restrictions with regard to voting and other rights per- taining to such Sale Shares, in particular, except as provided for in the Share- holders' Agreement or the articles of association of the Purchaser, there are no silent participations (stille Beteiligungen), sub-participations (Unterbeteiligungen), trusts (Treuhand), loans with profit participation (partiarische Darlehen), profit par- ticipation rights (Genussrechte), liens (Pfandrechte), usufruct (Nießbrauch), mar- riage law obligations (eherechtlichen Verpflichtungen), transfers for security pur- poses (Sicherheitsübereignungen), or agreements regarding voting or other rights pertaining to the Sale Shares (e.g., voting trust agreements (Stimmbin- dungsverträge) or sub-participation agreements (Unterbeteiligungsverträge)). (c) The nominal amounts of the Sale Shares are fully paid in. The nominal share capital has not been repaid to the Seller (keine Rückgewähr von Einlagen) and is free of additional payment obligations (Nachschusspflicht), in particular no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made or have been agreed. (d) The Sale Shares are neither pledged (verpfändet) nor otherwise encumbered (belastet) with rights of third parties. Subject to the provisions set forth in this Agreement and the Shareholders' Agreement no third parties are entitled to ex- ercise pre-emptive rights, rights of first refusal, options or other rights to purchase or acquire any Sale Shares. (e) The Seller is neither, nor has committed to become, a party to any agreement binding it for the time after conclusion of this Agreement in any way to dispose of or encumber any of the Sale Shares in any circumstance, or exercise the rights arising from such Sale Shares in any way, except as provided for in the Share- holders' Agreement or the articles of association of the Purchaser. (f) Seller is not now Insolvent and will not be rendered Insolvent by any of the trans- actions contemplated by this Agreement. As used in this section, "Insolvent" means that the sum of the debts and other probable liabilities of the Seller ex- ceeds the present fair saleable value of the Seller's assets. Immediately after giv- ing effect to the consummation of the transactions contemplated by this Agree- ment: (i) Seller will be able to pay its liabilities as they are or will become due and mature in the ordinary course of business, based on facts and circumstances Exit Games GmbH Share Sale and Transfer Agreement

- 11— reasonably foreseeable as of the Transfer Date; (ii) Seller will not have unreason- ably small capital to conduct its present business; (iii) Seller will have assets (cal- culated at fair market value) that exceed its liabilities; and, (iv) taking into account all pending litigation, Seller will be able to satisfy any judgment that may reason- ably be expected to be entered against it in such litigation as and when such judgment becomes due. (g) No bankruptcy, insolvency, liquidation or similar proceedings concerning the Seller have been applied for, are pending or have been rejected on account of a lack of assets. No assets of the Seller have been seized or confiscated by or on behalf of any person nor are any foreclosure, forfeiture, execution or enforcement proceedings pending with respect to the Seller or its assets. No circumstances exist that would require the opening of, or a petition for the opening of, such pro- ceedings in respect of the Seller, or the assets of the Seller in any jurisdiction. The Seller has not entered into any moratorium agreement or similar agreement with its creditors. (h) The Seller has no knowledge of any circumstances that might give rise to a void- able transfer or that might give any reasons for the Purchaser not to acquire the Sale Shares in good faith. 4.2 The Seller gives no further representations or warranties with regard to itself, its status, or the Sale Shares. 5. Remedies 5.1 In the event of any breach of a warranty statement pursuant to Section 4.1 being untrue ("Breach"), the Seller shall put the Purchaser in the position it would be in if the respective guarantee had not been breached (Naturalrestitution). If the Seller is unable to achieve this position within 30 (thirty) days after having been notified by the Purchaser of the breach in writing (PDF scan via e-mail to be sufficient), the Purchaser may claim for mon- etary damages (Schadensersatz in Geld). 5.2 The Seller's aggregate liability vis-à-vis the Purchaser under or in connection with this Agreement including, but not limited to, any and all claims for any Breach, shall be limited to the Purchase Price. Exit Games GmbH Share Sale and Transfer Agreement

-12- 5.3 All claims for a Breach shall become time-barred four (4) years after the Signing Date. Section 203 German Civil Code (Bürgerliches Gesetzbuch — BGB) shall not apply. 5.4 The Parties agree that the rights and remedies with respect to Breaches are limited to the rights and remedies pursuant to this Section 5. The Purchaser hereby waives any claims under statutory representations and warranties (section 434 et seq. German Civil Code (Bürgerliches Gesetzbuch — BGB)), irrespective of whether any defects (Mängel) exist on the Signing Date or Transfer Date, and any claims related to statutory contractual or pre- contractual obligations (section 280 through 282, 311 German Civil Code (Bürgerliches Gesetzbuch — BGB)), frustration of contract (section 313 German Civil Code (Bürgerli- ches Gesetzbuch — BGB)) or tort (section 823 et seq. German Civil Code (Bürgerliches Gesetzbuch — BGB)) are excluded to the extent legally permissible. The Purchaser shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect. 5.5 Notwithstanding anything to the contrary herein, nothing in this Agreement shall have the effect of limiting any liability of the Seller arising from misconduct (Vorsatz) or fraudulent misrepresentation (arglistige Täuschung). 6. Purchaser's Representations and Warranties 6.1 The Purchaser hereby represents and warrants to the Seller regardless of fault or negli- gence by way of an independent guarantee pursuant to section 311 German Civil Code (selbstständiges Garantieversprechen gemäß § 311 Bürgerliches Gesetzbuch — BGB) that the following statements are true and correct as of the Signing Date. (a) The Purchaser has full power and authority to enter into and perform this Agree- ment and to consummate the transactions contemplated hereby. This Agreement constitutes valid and binding obligations of the Purchaser in accordance with the terms herein. The Purchaser has obtained all required internal and external ap- provals regarding the acquisition of the Sale Shares. (b) The Purchaser is not (i) insolvent or unable to pay its debts within the meaning of any insolvency legislation applicable to it, (ii) is not under any obligation to file for insolvency under the applicable insolvency legislation; or (iii) does not face immi- nent illiquidity within the meaning of section 18 of the German Insolvency Code (lnsolvenzordnung) or any other comparable provision under the applicable insol- Exit Games GmbH Share Sale and Transfer Agreement

-13— vency legislation and, to the knowledge of the Purchaser, there are no circum- stances given which might lead to the commencement of insolvency proceedings against the Purchaser. Furthermore, no compulsory judicial enforcement pro- ceedings or any similar measures have been applied for or instituted against all or some of assets of the Purchaser. The Purchaser has not ceased or suspended its payments (Zahlungen eingestellt) nor entered into or offered any debt settle- ment agreements or similar arrangements with creditors. Only the actual knowledge of Christof Wegmann and Frank Matthäi shall for purposes of this Sec- tion constitute knowledge of the Purchaser. 6.2 In the event of any breach of a warranty statement pursuant to Section 6.1 being untrue, Section 5 shall apply mutatis mutandis. 7. Confidentiality The Parties shall treat this Agreement, all contents hereof, all information relating to the Purchaser and the Seller and their respective businesses or management as well as any other information obtained in accordance with this Agreement strictly confidential and shall not disclose it to any third parties, unless and to the extent disclosure is (i) required by law or stock exchange regulations provided that any such disclosure shall, to the ex- tent legally permitted, only be made after providing the other Parties with notice thereof in order to permit the other Parties to seek an appropriate protective order or exemption; (ii) required for the purpose of a merger control filing and/or any other reporting obliga- tions towards public authorities including tax authorities; (iii) made to professional advi- sors of the Parties provided that any such disclosure shall only be made if such advisors are subject to professional confidentiality obligations or have specifically agreed in writing to be bound by similar confidentiality obligations to those set forth in this Section 7; (iv) made to banks which provide financing to such Party; (v) made to present and future investors who directly or indirectly seek participation in the Purchaser or a Party if they are subject to similar confidentiality obligations to those set forth in this Section 7; (vi) made to affiliates of the Parties provided that any such disclosure shall only be made if such affiliates agree to be bound by similar confidentiality obligations to those set forth in this Section 7; or (vii) made to potential acquirers of a Party, provided that any such disclosure shall only be made if such acquirer agreed to be bound by similar confidenti- ality obligations to those set forth in this Section 7. Notwithstanding the foregoing, the Seller shall be entitled to disclose any information relating to this Agreement or the Pur- chaser as required under applicable law or any stock exchange rules binding the Seller Exit Games GmbH Share Sale and Transfer Agreement

-14- as a US-listed company. In addition, Seller and Purchaser shall mutually agree on a press release that describes the transaction involving this Agreement and the Purchaser shall act in good faith in agreeing to such press release. 8. Miscellaneous 8.1 The Parties expressly confirm that this Agreement is an agreement between commer cially experienced parties (i.e., among equals), who have both been represented and advised by experienced law firms regularly representing the one or the other side in trans actions of a similar nature. The Parties confirm that the entire content of this Agreement (including the Purchase Price) has, as customary, been intensively negotiated between the Parties and their respective experienced advisors (in an overall "give and take" ap proach) and that each and every clause therein was (and would have been) in principle subject to discussion and negotiation if so requested by a Party (which request may not have been made in respect of each and every clause, including as a result of the above mentioned overall give and take approach and/or the mutual acceptance and recognition of certain well-established market practice content as acknowledged above). The Parties acknowledge that the Purchase Price represents a reasonably equivalent value (fair mar ket value) for the Sale Shares. 8.2 This Agreement (together with any documents referred to herein) constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all prior agreements (oral, written or otherwise) in re spect of the subject matter hereof. For the purpose of clarification, the annexes are an integral part of this Agreement. 8.3 All declarations, notices or other communications under or in connection with this Agree ment shall be made in writing in the English language and shall be delivered by hand, courier or by e-mail to the person and to the addresses set forth as follows, or to such other persons or addresses as may be designated by the respective Party to the other Parties in the same manner: Exit Games GmbH (a) to Exit Games GmbH Attn. Christof Wegmann and Frank Matthai HongkongstraBe 7 20457 Hamburg Germany E-mail: [***] Share Sale and Transfer Agreement

(b) -15- with a copy to (for information purposes only): Taylor Wessing PartG mbB Attn. Dr. Jens Wolf Ebertstr. 15 10117 Berlin Germany E-Mail [***] to Firy Inc. Attn. Legal Department, Firy Inc. 6625 Badura Avenue Las Vegas, NV 89118 United States of America E-mail [***] 8.4 Amendments and supplements to this Agreement - including amendments to this Sec tion 8.4 - must be made by consent of all Parties in written form required by section 126 German Civil Code (BOrger/iches Gesetzbuch - 8GB), provided that statutory law does not require a stricter form. 8.5 In the event of death or insolvency of a Party, such event shall have no impact on the effectiveness of this Agreement. In this context it is understood that this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, permitted assignees and other transferees and the Parties hereto agree for themselves and their respective heirs, executors, admin istrators, successors, permitted assignees and other transferees to execute any instru ments which may be necessary or proper to carry out the purposes and intent of this Agreement. 8.6 The costs of the notarisation of this Agreement including the costs of the filing procedure as well as any potential Real Estate Transfer Tax (GrESt) shall be borne by the Pur chaser. All other costs and other expenses shall be borne by such Party incurring or commissioning such costs, including, without limitation, the fees and expenses of the professional advisors to such Party. 8.7 Any assignment of rights and/or obligations resulting from or in connection with this Agreement requires the prior written consent of the other Parties hereto. Neither the Pur chaser nor the Seller shall be entitled (i) to set off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or otherwise, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights Exit Games GmbH Share Sale and Transfer Agreement

-16- 8.8 8.9 8.10 8.11 or claims of the Party claiming a right to set off or retention have been acknowledged (anerkannt) in writing by the other Party/Parties or have been confirmed by final decision of a competent court (Gericht). This Agreement shall be governed by and constructed in accordance with Laws of the Federal Republic of Germany excluding the United Nations Convention on the Contracts of the International Sale of Goods (CISG). The exclusive place of jurisdiction and venue for all disputes arising out of or in connection with this Agreement shall be, as far as legally permissible, Hamburg, Germany. In this Agreement (including the Recitals), unless the context requires otherwise, where a German term has been added in parentheses after an English term, the German term shall be decisive for the purposes of interpretation of the English term wherever such English term (regardless of whether followed by the German term) is used in this Agree ment. If, and to the extent that, reference to any legal institute or term is made in this Agreement, the use of an English term (as a result of the use of the English language for this Agreement) shall not be interpreted to the effect that reference is made to the inter pretation of such institute or term pursuant to any (in particular English language) foreign law. If, and to the extent that, any German or English term is used in this Agreement to describe any legal institute or legal term and is to be applied pursuant to the terms of this Agreement to any foreign context, then such term shall be interpreted to refer to the re spective foreign legal institute or term that corresponds most closely to the respective German legal institute or term, respectively. Where reference is made in this Agreement to a certain legal entity, such reference shall, for the avoidance of doubt, always include any legal successor of the referenced entity (e.g., the receiving entity in a merger). The Purchaser does not own any real estate, except for apartment ownership rights re lating to two apartments located [***] and [***]. Should any individual provision of this Agreement be or become partly or fully invalid or unenforceable, or should this Agreement contain any omission, this shall not affect the validity and enforceability of the remaining provisions. Instead of the invalid or unenforceable provision, or in case of an omission, the Parties shall agree upon a provision which corresponds to what would reasonably have been considered in accordance with the intention and purpose of this Agreement, if the Parties had been aware of the invalidity or unenforceability of the provision. If invalidity or unenforceability of a provision is caused by a measurement of performance or time (period or severability) set forth therein, the Exit Games GmbH Share Sale and Transfer Agreement

-17— respective provision shall be deemed agreed with a legally permissible measurement reaching as close as possible to the original measurement. It is the explicit will of the Parties that this severability Section does not lead to a mere shifting of the burden of proof (Beweislastumkehr), but that section 139 German Civil Code (BGB) shall in its en- tirety be agreed as non-applicable. 8.12 The notary instructed on sec. 10 para. 1 no. 2 and sec. 15 para. 3 no. 1 German Anti- Money Laundering Act (GwG); each person appearing declared that he was acting on account of the persons represented by him and that no person pursuant to sec. 15 para. 3 no. 1 German Anti-Money Laundering Act (GwG) is involved. 8.13 The notary pointed out that a change in the Purchaser's beneficial owners must be re- ported to the Transparency Register pursuant to sec. 20 para. 1 sent. 1 German Anti- Money Laundering Act (GwG). Exit Games GmbH Share Sale and Transfer Agreement